Exhibit 99.1

FOR IMMEDIATE RELEASE

PLAYA HOTELS & RESORTS ANNOUNCES PROMOTION OF

BRANDON BUHLER TO CHIEF ACCOUNTING OFFICER

Fairfax, VA, August 7, 2017 — Playa Hotels & Resorts N.V., (NASDAQ: PLYA), announced today the promotion of Brandon Buhler to the position of Chief Accounting Officer.

Mr. Buhler has been with Playa for over 3 years, most recently as Corporate Controller. He has more than ten years’ experience working in the financial services sector, having begun his career with Deloitte in corporate auditing.

In his new role as Chief Accounting Officer, Mr. Buhler will be responsible for leading the Company’s corporate accounting, financial systems, internal controls and financial reporting.

“We are pleased to recognize Brandon’s contributions and expanding role as we execute Playa’s strategic plans for expansion of our portfolio of all-inclusive resorts,” said Ryan Hymel, CFO of Playa Hotels & Resorts.

Brandon holds a Bachelor of Science in Accounting and a Masters in Accountancy from the Marriott School of Management at Brigham Young University, and is a Certified Public Accountant (CPA). He is also a member of the American Institute of CPAs and was recently recognized as one of Washington D.C.’s Top Accounting Executives by RecognizeDC.

For more information about Playa Hotels & Resorts, visit PlayaResorts.com.

About Playa Hotels & Resorts

Playa Hotels & Resorts N.V. (Playa) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,130-rooms) located in Mexico, the Dominican Republic and Jamaica. Playa owns and manages Hyatt Zilara and Hyatt Ziva Cancun, Hyatt Zilara and Hyatt Ziva Rose Hall Jamaica, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. The company also owns and operates three resorts under Playa’s brands, THE Royal and Gran, as well as five resorts in Mexico and the Dominican Republic that are managed by a third party.

Forward-Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially are discussed in the Company’s filings with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Media Contact:

Amy Zocchi

Playa Hotels & Resorts

845.358.3920 x19

azocchi@playaresorts.com